Exhibit 10.21

SEVERANCE PAY AGREEMENT

1.     Employer:      PACIFIC NORTHWEST BANK (the “Bank”)

2.     Executive:     BETTE J. FLORAY

3.     Duties:  The Bank hereby agrees to continue the employment of Executive as an officer of Pacific Northwest Bank with such duties and responsibilities as may be determined from time to time by the Board of Directors and by the President of the Bank, subject to the terms hereof.

4.     Successors:  This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.

5.     Severance Pay:  Except as provided in Paragraph 8 below, if the Bank or successor terminates Executive, Executive shall be entitled to receive Severance Pay as follows:

5.1.    Executive shall be entitled to a minimum of an amount equal to six (6) months Total Compensation; and

5.2.    After four (4) years employment, in addition to the six (6) months Total Compensation, Executive shall be entitled to an amount equal to an additional one (1) month Total Compensation for each additional twelve (12) months of employment by Executive with the Bank and/or its successors; provided, however,

5.3.    The total Severance Pay compensation shall not exceed an amount equal to twelve (12) months Total Compensation.

6.     Change of Control.

6.1.    In the event of a Change of Control during the term of Employment, Executive will be entitled to Severance Pay in an amount equal to twelve (12) months Total Compensation; provided, however, Executive shall not be eligible for Severance Pay if Executive is not terminated by such successor entity within one (1) year following such Change of Control and Executive is offered substantially equivalent employment by a successor entity that:

(a)    Includes comparable salary and benefits;

(b)    Includes a position with duties and responsibilities commensurate with those customarily performed by a person with the status of Executive Vice President in the finance area; and

(c)    Does not require Executive to relocate beyond a reasonable commuting distance, which distance may, but need not be, established by the Bank as a matter of policy.

6.2.    For the purposes of this Agreement, the term “Change of Control” shall mean the acquisition of Pacific Northwest Bank, or a substantial part thereof, by another company; the merger of Pacific Northwest Bank into another company with the other company surviving; the sale of substantially all of the assets of Pacific Northwest Bank to another company; or a hostile acquisition of substantially all of the stock of Pacific Northwest Bank.  For purposes of Change of Control, the term “Pacific Northwest Bank” includes Pacific Northwest Bank and its holding company, Pacific Northwest Bancorp.

7.     Other Benefits:  The Severance Pay compensation provided herein shall be in addition to other benefits to which Executive may otherwise be entitled.

8.     Termination.  Executive shall not be entitled to Severance Pay if her Employment is terminated for any of the following reasons:

8.1.    Voluntary election by Executive to terminate her employment with the Bank.

8.2.    Termination by the Bank for gross misconduct, which includes, but is not limited to chronic alcoholism or controlled substance abuse, as determined by a doctor mutually acceptable to the Bank and Executive, and continuing failure by Executive to commence and pursue with due diligence appropriate treatment for same in accordance with such doctor’s recommendations; dishonesty; insubordination or willful failure to discharge assigned duties; harassment of fellow employees or customers of the Bank; violation of the conflict of interest policy of the Bank or its subsidiaries; theft; possession of unauthorized weapons or firearms (loaded or unloaded) on the premises of the Bank or its subsidiaries; or conviction of a criminal offense constituting a felony.

8.3.    Death of Executive.

8.4.    Physical or mental illness or incapacity which renders Executive unable (with reasonable accommodation) to perform substantially all of the duties and services required of her under this agreement for a period of sixty (60) days in the aggregate during any twelve-month period.

9.     Definitions.  For purposes of this Agreement, the term “Total Compensation” shall mean an amount equal to Executive’s W-2 income before salary deferrals over the twelve (12) months preceding the month of termination, divided by twelve (12).

PACIFIC NORTHWEST BANK		EXECUTIVE

By:	/s/ Patrick M. Fahey	By:	/s/ Bette J. Floray
	Patrick M. Fahey, President/CEO		Bette J. Floray, Executive Vice
President/Chief Financial Officer